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                                                                 Exhibit 3.03.01


                         FIRST AMENDMENT TO AMENDED AND
                    RESTATED BY-LAWS OF CSK AUTO CORPORATION

         THIS FIRST AMENDMENT TO THE AMENDED AND RESTATED BY-LAWS OF CSK AUTO CORPORATION (the "Amendment") is hereby adopted by the Board of Directors and made effective as of this 17th day of April, 2001.

                                    RECITALS

         A. Article XIII of the Amended and Restated By-Laws of CSK Auto Corporation, as adopted by the Board of Directors of said corporation as of April 27, 1999, (the "Bylaws") provides that the Board of Directors shall have the power to, among other things, amend, alter and repeal the Bylaws.

         B. The Board of Directors desires to amend the Bylaws in certain respects to conform with provisions of Delaware law and Securities and Exchange Act rules and regulations.

            NOW THEREFORE, the Bylaws shall be amended as follows:

                                   AMENDMENTS

         1. INSPECTORS

Article II Section 7 of the Bylaws relating to the appointment of inspectors shall be deleted in its entirety and the following shall be substituted therefor:

         "Section 7. Appointment of Inspectors. The Board of Directors shall in advance of any meeting of stockholders appoint one (1) or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one (1) or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one (1) or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector's ability. The inspector(s) may appoint or retain other persons or entities to assist the inspector(s) in the performance of their duties as inspector(s).

         The inspector(s) shall ascertain the number of shares of stock outstanding and the voting power of each; determine the shares of stock represented at the meeting and the validity of proxies and ballots; count all votes and ballots; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots; and otherwise do such acts as are proper to conduct the election or vote with fairness to all stockholders. Upon the request of any person presiding at the meeting or any stockholder, the inspector or inspectors (as the case may be) shall certify in writing the facts pertaining to any challenge, question or matter determined by such inspector(s)."
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2.       SHAREHOLDER LIST.

Article II Section 8 of the Bylaws relating to the availability of the list of stockholders shall be deleted in its entirety and the following shall be substituted therefor:

         "Section 8. List of Stockholders. The Secretary or such other officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is held at a place, then the list shall also be produced and kept at the time and place of the meeting during the entire time thereof and may be inspected by any stockholder who is present."

         3.       SHAREHOLDER PROPOSALS.

The second sentence of Article II Section 13(b) of the Bylaws relating to the timing for submittal of shareholder proposals for consideration at the annual meeting shall be deleted and the following shall be substituted therefor:

         "To be timely, a stockholder's proposal must be received at the Corporation's principal executive offices not less than one hundred twenty (120) calendar days before the date corresponding with the date set forth on the Corporation's proxy statement released to shareholders in connection with the previous year's annual meeting; provided, however, that if the Corporation did not hold an annual meeting the previous year, or if the date of the current year's annual meeting has been changed by more than thirty (30) days from the anniversary date of the previous year's meeting, then the stockholder's proposal must be received no later than the close of business of the 120th day prior to the upcoming annual meeting."

         4. EFFECT OF AMENDMENT. Except as expressly modified and amended by this Amendment, the Bylaws shall remain unmodified and in full force and effect.